
                                                                 EXHIBIT 12
                             THE BANK OF NEW YORK COMPANY, INC.
                        Ratios of Earnings to Fixed Charges and Ratios
                             of Earnings to Combined Fixed Charges
                                 and Preferred Stock Dividends
                                    (Dollars in Millions)
                    For the three months ended  For the six months ended
                              June 30,                June 30,
                          1994       1993         1994        1993
                          ----       ----         ----        ----
EARNINGS
- --------
Income Before
 Income Taxes             $281       $195       $  567     $  407
Fixed Charges, Excluding
 Interest on Deposits      105         84          190        164
                          ----       ----       ------     ------
Income Before Income
 Taxes and Fixed
 Charges,Excluding
 Interest on Deposits      386        279          757        571
Interest on Deposits       192        175          358        362
                          ----       ----       ------     ------
Income Before Income
 Taxes and Fixed
 Charges,Including
 Interest on Deposits     $578       $454       $1,115     $  933
                          ====       ====       ======     ======
FIXED CHARGES
- -------------

Interest Expense,
 Excluding Interest
 on Deposits               $97        $75         $174       $147
One-Third Net
 Rental Expense*             8          9           16         17
                          ----       ----       ------     ------
Total Fixed
 Charges, Excluding
 Interest on Deposits      105         84          190        164
Interest on Deposits       192        175          358        362
                          ----       ----       ------     ------
Total Fixed
 Charges, Including
 Interest on Deposits     $297       $259         $548     $  526
                          ====       ====       ======     ======
PREFERRED STOCK
 DIVIDENDS,PRE-TAX BASIS   $ 5        $11          $12        $23
                          ====       ====       ======     ======

EARNINGS TO FIXED CHARGES RATIOS
- --------------------------------
  Excluding Interest
    on Deposits            3.68x    3.32x        3.98x     3.48x
  Including Interest
    on Deposits            1.95     1.75         2.03      1.77

EARNINGS TO COMBINED FIXED CHARGES
& PREFERRED STOCK DIVIDENDS RATIOS
- ----------------------------------
  Excluding Interest
    on Deposits            3.51    2.94         3.75      3.05
  Including Interest
    on Deposits            1.91    1.68         1.99      1.70

       * The proportion deemed representative of the interest factor.